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                                                                     Exhibit 23

                             ACCOUNTANTS' CONSENT

The Board of Directors
Panhandle Eastern Pipe Line Company:

        We consent to incorporation by reference in the registration statement (No. 33-72958) on Form S-3 of Panhandle Eastern Pipe line Company of our report dated January 23, 1996, relating to the consolidated balance sheets of Panhandle Eastern Pipe Line Company and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, common stockholder's equity, and cash flows for each of the years in the three-year period ended December
31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Panhandle Eastern Pipe Line Company.


                                        KPMG PEAT MARWICK LLP


Houston, Texas
March 28, 1996